Ex. 10(a)

88 East Broadway Boulevard, Tucson, Arizona 85701
Post Office Box 711, Tucson, Arizona 85702

November 13, 2014

Kevin P. Larson
UNS Energy
Re: Retention Bonus Agreement
Dear Kevin:

As we have discussed, your UniSource Energy Corporation Officer Change in Control Agreement ("CIC Agreement") provides that for two years following a "Change in Control" you are entitled to certain benefits in the event that you separate from service for "Good Reason" within 90 days following the event that constitutes good reason, subject to certain requirements that are explained in the CIC Agreement.  The recent acquisition of UNS Energy by Fortis, Inc., constitutes a Change in Control for purposes of the CIC Agreement, and we realize that the resulting change in your job duties potentially constitutes Good Reason pursuant to Section 5(a) of the CIC Agreement.  Nonetheless, the Company wishes for you to continue your employment, and you have indicated that you wish to do so, as well.  In addition, we have discussed the need to potentially transition your responsibilities to a successor.

Waiver of Claims.  As such, by your signature below, you agree that the changes in your responsibilities that occurred as a result of the acquisition of UNS Energy by Fortis, Inc., shall not constitute Good Reason, under Section 5(a) of the CIC Agreement, to terminate your employment with the Company, and you waive any right to claim benefits under the CIC Agreement on that basis. In addition, you recognize that it is appropriate to begin a succession process and agree to waive your right to benefits under Section 5(a) of the CIC Agreement related to a future mutually-agreed transition of responsibilities for that purpose.  This paragraph is not intended to, nor does it, affect your right to receive benefits under the CIC Agreement pursuant to any terms other than Section 5(a), including Sections 5(b)-(d), which relate to material changes in geographic location, base salary and other material breach, or pursuant to Section 5(a) for events other than those described herein.

Retention Bonus.  As consideration for your agreements and waivers herein, and your continued employment for one year from the date of your signature below, the Company will pay to you a retention bonus in a lump sum of $250,000.00 within 10 business days following receipt by the Company of this Retention Bonus Agreement signed by you.

Clawback; Pro Rata.  If you terminate your employment, or if your employment is terminated by the Company for Cause, within one year following the date of your signature below, you will be required to repay to the Company, on a pro-rated basis, the amount of the retention bonus paid to you pursuant to this Retention Bonus Agreement.  "Cause" for purposes of this Agreement means that you have engaged in

Ex. 10(a)

conduct that is dishonest, unethical, immoral, fraudulent, discredits or causes harm to the Company or its affiliates, violates Company policy or violates any state or federal criminal law.

At-Will Employment; No Effect on Other Benefits.  Please note that this Retention Bonus Agreement is not intended to, and does not, modify the at-will employment relationship between the Company and you, nor does it affect your right to receive benefits  under the Company's Severance Pay Plan or any of the Company's other compensation and benefit plans.

We are all very happy that you've decided to stay and continue to play an important part in the Company's growth and transitions.  If you accept and agree to all of the terms in this letter, please sign, date and then return it to me.

Sincerely,
/s/ David G. Hutchens
David G. Hutchens
President and Chief Executive Officer

ACCEPTED AND AGREED:	/s/ Kevin P. Larson	11/13/2014
	Signature	Date